REVOLVING NOTE

$2,000,000.00                                                  January 31, 1996


FOR VALUE RECEIVED, Winland Electronics, Incorporated (the "Borrower") promises to pay to the order of Norwest Bank Minnesota South, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of Two Million and 00/100 Dollars ($2,000,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing on the unpaid balance at the annual interest rate defined below. Absent manifest error, the Bank's records will be conclusive evidence of the principal and accrued interest owing hereunder.

This Revolving Note is issued pursuant to a Credit Agreement of even date between the Bank and the Borrower (the "Agreement"). The Agreement, and any amendments or substitutions thereto, contain additional terms and conditions including default and acceleration provisions. The terms of the Agreement are incorporated into this Revolving Note by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement.

INTEREST RATE. The principal balance outstanding under this Revolving Note will bear interest at an annual rate equal to the Base Rate plus 0.75%, floating.

"Base Rate" means the rate of interest established from time to time by Norwest Bank Minnesota, National Association as its "base" or "prime" rate of interest at its principal office in Minneapolis, Minnesota.

INTEREST AFTER MATURITY. The unpaid principal balance and interest due under this Revolving Note after maturity (whether this Revolving Note matures by demand, acceleration or lapse of time) shall bear interest until paid at the Base Rate plus 0.75%, floating.

REPAYMENT TERMS

Interest. Interest will be payable on the first day of each month, beginning March 1, 1996.

Principal. Principal, and any unpaid interest, will be payable in a single payment due on May 31, 1997.

ADDITIONAL TERMS AND CONDITIONS. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank in the event this Revolving Note is not duly paid. Demand, presentment, protest and notice of nonpayment and dishonor of this Revolving Note are expressly waived. This Revolving Note will be governed by the substantive laws of the State of Minnesota.

WINLAND ELECTRONICS, INCORPORATED

By: /s/ W. Kirk Hankins
Its:  President

By:
Its